Exhibit 4.5a

EXECUTION COPY

JOINDER AGREEMENT

to Registration Rights Agreement

Neff Rental LLC and Neff Finance Corp.
$245,000,000 11¼% Second Priority Senior Secured Notes due 2012

                This AGREEMENT (the “Joinder Agreement”) is made as of May 22, 2006 by Valley Rents and Ready Mix, Inc., a Delaware corporation (“Valley Rents”) with respect to that certain registration rights agreement, dated as of July 8, 2005 (the “Registration Rights Agreement”), among Neff Rental LLC, a Delaware limited liability company (the “Company”), Neff Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), Neff Rental, Inc., a Florida corporation (the “Guarantor”), and Credit Suisse Securities (USA) LLC (as successor to Credit Suisse First Boston LLC, the “Initial Purchaser”).

                WHEREAS, Valley Rents is a newly-formed Delaware corporation and a wholly-owned indirect subsidiary of the Company;

                WHEREAS, the Registration Rights Agreement was entered into in connection with that certain purchase agreement, dated as of July 8, 2005 (the “Purchase Agreement”), among the Issuers, the Guarantor and the Initial Purchaser, pursuant to which the Initial Purchaser purchased $245.0 million in aggregate principal amount of the Issuers’ 11¼% Second Priority Senior Secured Notes due 2012 (the “Notes”) issued pursuant to an indenture, dated as of July 8, 2005 (the “Indenture”), among the Issuers, the Guarantor and Wells Fargo Bank, National Association, as trustee, in a transaction that was exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Act”), in reliance on Rule 4(2) under the Act, and the Initial Purchaser proposed to resell the Initial Securities to investors in reliance on Rule 144A and Regulation S promulgated under the Act;

                WHEREAS, the Company and its subsidiaries have consummated a transaction in which Valley Rents merged with River City Connections, Inc., a California corporation, with Valley Rents surviving as the successor corporation (the “Acquisition”);

                WHEREAS, in connection with the Acquisition, Valley Rents has guaranteed certain indebtedness of the Guarantor and, accordingly, has been required to become a guarantor under the Indenture and has executed a supplemental indenture to the Indenture dated the date hereof (the “Supplemental Indenture”);

                NOW THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, Valley Rents hereby enters into this Joinder Agreement to the Registration Rights Agreement for the benefit of the Initial Purchaser and the several holders of the Notes and hereby:

1.               unconditionally and irrevocably assumes, confirms and agrees to perform and observe each and every of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of the Company under the Registration Rights Agreement, as if Valley Rents had executed the Registration Rights Agreement simultaneously with the Company on the date thereof as an original signatory thereto; provided that (a) no default shall be deemed to have occurred due to the fact that Valley Rents was not a party to the Registration Rights Agreement prior to the date hereof and (b) Valley Rents shall not be required to become a registrant with respect to any registration statement filed pursuant to the Registration Rights Agreement until the first time any such registration statement or amendment thereto shall be filed after the date of this Joinder Agreement);

2.               covenants and agrees to promptly execute and deliver any and all further documents and take such further action as the Initial Purchaser may reasonably require to effect the purpose of this Joinder Agreement.

                This Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties to the Registration Rights Agreement, the Purchase Agreement, the Indenture or the Supplemental Indenture (collectively, the “Agreements”).  The parties hereto acknowledge and agree that all of the provisions of each of the Agreements shall remain in full force and effect.

                This Joinder Agreement may not be amended or modified except by a writing executed by each of the parties hereto.  This Joinder Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart.  This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

                IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement the date first above written.

VALLEY RENTS AND READY MIX, INC.

By:
Name:
Title:

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